Exhibit 21

List of Subsidiaries

NAME	STATE OR JURISDICTION OF ORGANIZATION
Synaptics Japan GK	Japan
Synaptics Holding GmbH	Switzerland
Synaptics Hong Kong Limited	Hong Kong
Synaptics LLC	Delaware